Exhibit 5.1

[JONES DAY LETTERHEAD]

June 21, 2007

Sprint Nextel Corporation

2001 Edmund Halley Drive

Reston, Virginia 20191

Re:	$750,000,000 Floating Rate Notes due 2010 of
Sprint Nextel Corporation Offered Through Underwriters

Ladies and Gentlemen:

We are acting as counsel for Sprint Nextel Corporation, a Kansas corporation (the “Company”), in connection with the issuance and sale of $750,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2010 (the “Debt Securities”), pursuant to the Underwriting Agreement, dated as of June 20, 2007 (the “Underwriting Agreement”), entered into by and among the Company and Barclays Capital Inc., Bear, Stearns & Co. Inc. and Greenwich Capital Markets, Inc., acting as representatives of the several underwriters named therein. The Debt Securities will be issued under the Indenture, dated as of November 20, 2006 (the “Indenture”), by and between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debt Securities, when executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.

For purposes of the opinion expressed herein, we also have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.

The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

Sprint Nextel Corporation

June 21, 2007

In rendering our opinion expressed herein, we have relied solely upon the opinion of Polsinelli Shalton Flanigan Suelthaus P.C., a copy of which has been filed as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof, with respect to matters governed by the laws of Kansas.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Registration Statement on Form S-3, as amended (Reg. No. 333-138548) (the “Registration Statement”), filed by the Company to effect the registration of the Debt Securities under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day